Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Forafric Global PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares	457	(c)	11,158,619	(3)	$8.08	(4)	$90,161,641.52	$92.70 per $1,000,000	$8,357.98
Fees to Be Paid	Equity	Ordinary Shares issuable on exercise of Warrants	457	(g)	15,789,722	(5)	11.50	(6)	$181,581,803.00	$92.70 per $1,000,000	$16,832.63
Fees to Be Paid	Equity	Warrants to purchase Ordinary Shares	457	(c)	4,289,722	(7)	$0.35	(8)	$1,501,402.70	$92.70 per $1,000,000	$139.18

	Total Offering Amounts								$273,244,847.22		$25,329.80
	Total Fees Previously Paid										–
	Total Fee Offsets										–
	Net Fee Due										$25,329.80

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminable number of additional ordinary shares of Forafric Global Limited (the “Company”), nominal value $0.001 per share (“Ordinary Shares”), that may be issued to prevent dilution from share splits, share dividends or similar transactions that could affect the Ordinary Shares to be offered hereby.
(2)	Calculated by multiplying the proposed Maximum Aggregate Offering Price of securities to be registered by 0.0000927.
(3)	The number of Ordinary Shares being registered for resale by the selling securityholders identified in this registration statement represents the sum of up to 1,320,195 Ordinary Shares issued in a private placement to the PIPE Investor (as defined in the prospectus) pursuant to the terms of the Subscription Agreement (as defined in the prospectus) in connection with the Business Combination (as defined in the prospectus), (ii) up to 1,248,426 Ordinary Shares issued in a private placement to Bond Investors (as defined in the prospectus) pursuant to the terms of the Bond Subscription Deed (as defined in the prospectus) in connection with the Business Combination, (iii) up to 749,443 Ordinary Shares issued in a private placement to certain parties affiliated with the Company who held FAHL Related Party Loans (as defined in the prospectus) that converted into Ordinary Shares in connection with the Business Combination, (iv) up to 4,289,722 Ordinary Shares that may be issued upon the exercise of the Private Placement Warrants, (v) up to 2,875,000 Ordinary Shares held by Globis SPAC, LLC and certain other Sponsor Parties, (vi) up to 273,333 Ordinary Shares held by Up and Up Capital, LLC and its affiliates, (vii) up to 402,500 Ordinary Shares held by Chardan Capital Markets LLC issued in connection with consummation of the Business Combination as equity participation shares as described in the IPO registration statement.
(4)	Calculated in accordance with Rule 457(c) under Securities Act, based on the average of the high and low prices of the Ordinary Shares on the Nasdaq Stock Market LLC (“Nasdaq”) on July 1, 2022.
(5)	Represents (i) 11,500,000 Ordinary Shares issuable upon the exercise of 11,500,000 Public Warrants (as defined in the prospectus), and (ii) 4,289,722 Ordinary Shares issuable upon the exercise of 4,289,722 Private Placement Warrants (as defined in the prospectus), each which is exercisable at a price of $11.50 per share..
(6)	Calculated pursuant to Rule 457(c) and Rule 457(g) of the Securities Act, based on higher of (i) the exercise price of each Warrant, which is $11.50 per Ordinary Share, and (ii) the average of the high and low prices of the Ordinary Shares on the Nasdaq on July 1, 2022.
(7)	Represents 4,289,722 Private Warrants originally issued to the Sponsors and their affilaites.
(8)	Calculated in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Warrants on the Nasdaq on July 1, 2022.